EXHIBIT 16 TO FORM 8-K/A

May 21, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated May 21, 2004, of SPACEHAB Incorporated and are in agreement with the statements contained in paragraphs (i),(ii), (iv) and (v) of section 1 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP